Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

GraniteShares ETF Trust:

We consent to the use of our reports, dated August 27, 2018, with respect to the financial statements of GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF, GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF, and GraniteShares HIPS US High Income ETF, each a series of GraniteShares ETF Trust, as of June 30, 2018, incorporated herein by reference and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

/s/ KPMG LLP

New York, New York

October 26, 2018